UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2012

MERRILL LYNCH DEPOSITOR, INC.
(on behalf of PPLUS TRUST SERIES JPM-1)
(Exact name of registrant as specified in its charter)

Delaware	001-32263	13-3891329
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Bryant Park, 4th Floor, Structured Credit Trading, New York, NY 10036
(Address of principal executive offices, including Zip Code)

Registrant's telephone number, including area code: (212) 449-1000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                Other Events

 Pursuant to Part 5(e) of the Schedule to the 1992 ISDA® Master Agreement between Merrill Lynch Capital Services, Inc. (the “Transferor”) and PPLUS Trust Series JPM-1 (the “Trust”), dated August 3, 2004 (the “Transferred Master Agreement”), on April 12, 2012 the Transferor and Merrill Lynch International (the “Transferee”) entered into a Swap Transfer and Assignment Agreement (the “Transfer Agreement”) by which the Transferor transferred and assigned to the Transferee, and the Transferee accepted and assumed, all of the rights, liabilities, duties and obligations of the Transferor under the terms of the Transferred Master Agreement.  On April 11, 2012 the Trust received written confirmation from Standard & Poor’s Rating Services that the execution of the Transfer Agreement did not result in the withdrawal or downgrading of the rating of the securities of the Trust.  In connection with the transfer of the Transferor’s rights, liabilities, duties and obligations under the Transferred Master Agreement to the Transferee, the collateral posting requirements previously applicable to the Transferor (and which would otherwise now be applicable to the Transferee) have ceased to apply.

In connection with the Transfer Agreement, Merrill Lynch & Co., Inc. (the “Guarantor”) issued a guarantee for the Trust’s benefit in which the Guarantor agreed to make any payment, or cause such payment to be made, to the Trust upon the Trust’s demand, due from the Transferor to the Trust under the terms of the Transferred Master Agreement.

Item 9.01                      Financial Statements and Exhibits

(d) Exhibits

Exhibit. No.	Description

99.1	Swap Transfer and Assignment Agreement between Merrill Lynch International and Merrill Lynch Capital Services, Inc., dated April 12, 2012.

99.2	Guarantee issued by Merrill Lynch & Co., Inc.

SIGNATURES
    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERRILL LYNCH DEPOSITOR, INC. (Depositor)

Date: April 12, 2012	By:	/s/ John Marciano
Name: John Marciano
Title: Vice President

EXHIBIT INDEX

99.1	Swap Transfer and Assignment Agreement between Merrill Lynch International and Merrill Lynch Capital Services, Inc., dated April 12, 2012.
99.2	Guarantee issued by Merrill Lynch & Co., Inc.